Exhibit 99.1

Ziyang Ceramics CEO Releases Letter to Shareholders

Zhucheng, China--(4/19/2012) –Ziyang Ceramics Corporation (OTCBB:ZYCI), a leading manufacturer of high quality interior porcelain tiles in China, announced today that Chairman and CEO, Mr. Lingbo Chi, has released a letter to shareholders discussing the company’s operations and it reads as follows:

April 19, 2012

Dear Fellow Shareholders,

2011 was a pivotal year of transition for our company as we entered a new chapter in our corporate history through the acquisition and repositioning of our company as Ziyang Ceramics.  We have now emerged as a leader among the manufacturers and distributors of ceramic porcelain tile products in Northern China, with distribution channels servicing major second and third tier cities across 10 provinces.  We believe our new public presence in the United States will help us to open additional sales channels as we plan to expand and export our products into Central and South America.  We hope to continue to build on our solid foundation as we continue to develop new products that will fuel our top line and bottom line growth as we enter 2012.

Since the inception of Ziyang Ceramics in 2006, we have built our organization into one of the largest porcelain tile producers in Northern China.  In August 2011 we added approximately 81 million square feet of annual production capacity for a new production line of interior wall tiles.  We now operate three ceramic porcelain tile production lines with an annual production capacity of approximately 200 million square feet of tile.  Sales from these new wall tiles have exceeded our initial expectations and represented approximately 10% of our total revenues for 2011.   We have also continued our efforts to streamline our operations in 2011 through the building of a fully automated packaging line and the upgrade of our warehousing and logistics systems.  This has helped to significantly improve our operating efficiency and reduce our overall labor costs. As a result of the efforts of our whole team and the shift in our sales mix towards our higher priced polycrystalline line of tiles, we saw strong revenue and earnings growth in 2011.  Revenues reached $43.1 million, up 38.7% from 2010 and net income reached $10.8 million, up 49.1% from 2010.We believe that China’s urbanization, the growth of the second, third tier cities, as well as government sponsored housing programs provide us with unique growth opportunities.  We will seek to continue to capitalize on this opportunity as we actively increase the visibility of our brands and promote our new high-end products.  We remain focused on the development of exciting new products, and increasing our distribution presence in major second and third tier cities.  We have also continued to invest in raw materials to build our competitive advantage for the future.  We now have rights to approximately 20 million metric tons of white clay deposits in close proximity to our facility.  By controlling our own clay supply we are able to better control and minimize our raw material costs as well as receive preferential tax treatment from the provincial government due to the comprehensive utilization of resources.  As a result, we currently receive an exemption from the 17% value added tax as well as a deduction from income tax equal to 10% of our revenue.  We believe this gives us an extra competitive edge to enable us to thrive in our business.

We believe 2012 will be another record year for us.  With our strong balance sheet and our new US presence we are poised to further expand our market share and expand into new markets internationally.  We are proud to see our products being adopted for use in busy shopping malls, banks, and residential households.  We are excited to continue to produce new stylish and durable tiles to further fuel our market penetration and growth.  Our entire team of dedicated employees is driven to achieve our goals and achieve another year of record performance for our company.  I want to thank each and every one of our shareholders for your support as we work diligently to maximize the value of Ziyang Ceramics for years to come.
Sincerely,

Mr. Lingbo Chi
Chairman of the Board and CEO

About Ziyang Ceramics Corporation

Ziyang Ceramics Corporation, headquartered in Zhucheng city of Shandong Province in China, manufactures porcelain tiles used for interior residential and commercial applications and sells through a distribution network of more than 150 distributors across 10 provinces, concentrating on major second and third tier cities located primarily in Eastern and Central China.   For more information about Ziyang Ceramics Corporation, please visit: www.ziyangcorp.com.

Safe Harbor Statement

Ziyang Ceramics Corporation is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations regarding the growth of our sales and distribution network and our expectations regarding new product development, revenues and earnings.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:
Ziyang Ceramics Corporation
U.S. Representative
Pearl Group Advisors
Dore Perler
Tel:(954) 232-5363
Email:Dore@PearlGroupAdvisors.com